Exhibit 10.1

Consulting and Scientific Advisory Board Agreement

This Consulting and Scientific Advisory Board Agreement (the “Agreement”), shall be effective as of January 1, 2012 (the “Effective Date”), and is entered into by AVEO Pharmaceuticals, Inc., a Delaware corporation with a business address at 75 Sidney Street, Cambridge, MA 02139 (the “Company”), and Lynda Chin, MD of 2421 Inwood, Houston, Texas 77019 (the “Advisor”).

Witnesseth

Whereas, the Advisor is an employee of The University of Texas MD Anderson Cancer Center (the “Advisor’s Employer”).

Whereas, the Company desires to have the benefit of the Advisor’s knowledge and experience in the development of its technology base, and the Advisor desires to provide consulting services to the Company, all as hereinafter provide in this agreement; and

Whereas the Company desires to have the Advisor continue to serve as a member of the Company’s Scientific Advisory Board (the “SAB”), and the Advisor desires to serve as a member of the SAB;

Now, Therefore, in consideration of the promises and mutual agreements hereinafter set forth, effective the date hereof, the Company and the Advisor hereby agree as follows:

1. Consultation and Scientific Advisory Board The Company shall retain the Advisor as a consultant, and the Advisor shall serve the Company as a consultant and a member of the SAB upon the terms and conditions hereinafter set forth. In serving the Company as a consultant and member of the SAB, the Advisor is acting in her individual capacity and not as an employee or representative of the Advisor’s Employer.

2. Term. Subject to the terms and conditions hereinafter set forth, the term of the Advisor’s consulting arrangement and service on the SAB (hereinafter referred to as the “Consultation Period”) shall commence on the Effective Date of this agreement and shall continue through December 31, 2013, subject to earlier termination as provided herein. This Agreement may be renewed by mutual consent of both parties.

3. Consulting and Board Member Duties

3.1 During the Consultation Period, the Advisor shall serve as a member of the SAB and shall render to the Company or to the Company’s designee such consulting services in the Advisor’s field of expertise and knowledge related to the technologies and business of the Company (the “Services”) and at such times and places as the Company may from time to time request. The Company shall give the Advisor reasonable advance notice of any consulting services required of the Advisor hereunder.

3.2 All work to be performed by the Advisor for the Company shall be under the general supervision of the Company.

3.3. The Advisor shall devote her reasonable best efforts and ability to the performance of the duties attached to this obligation. All work to be performed by the Advisor for the Company shall be at times reasonably convenient to the Advisor, and nothing contained herein shall interfere with the Advisor’s duties and responsibilities to the Advisor’s Employer, or any teaching and administrative responsibilities that the Advisor may have. In order to assure that Advisor’s service to the Company does not interfere with Advisor’s obligations and duties to the Advisor’s Employer, the maximum number of days per fiscal year (September 1-August 31) that Advisor will be required to serve the Company as a consultant and a member of the SAB is 12 days (including travel days).

3.4 In order to assure that Advisor has sufficient time to devote to her services under this Agreement and that other consulting services do not conflict with her services to the Company hereunder, Advisor will not undertake consulting services with any other for-profit entities unless Advisor receives prior written approval from the Board or Senior Management of Company, which approval shall not be unreasonably conditioned, withheld or delayed. In reviewing any request for approval of a proposed consulting relationship, Company may not require the disclosure of any confidential or proprietary information belonging to the other entity. Company will approve or deny any request for approval of a prospective consulting relationship between Advisor and another entity within ten (10) days of receipt of such request, and the request will be deemed automatically approved if it is not denied within that ten (10) day period. Company acknowledges that Advisor has existing obligations to perform consulting services for Metamark Genetics, Eden Therapeutics, Karyopharm Therapeutics or Agios and such consulting relationships are hereby approved by Company and shall not require any further review and approval by Company under this paragraph so long as such existing services do not materially change in either time commitments or scope.

4. Compensation.

4.1 As compensation for the Advisor’s services hereunder, the Company shall pay Advisor, during the Consulting Period, as follows:

(a)	a consulting fee of $50,000.00, payable in quarterly installments in arrears on the first day of January, April, July and October of each year; and

(b)	the lesser of (i) $750 per hour, or (ii) $3,000 per day for services performed during meetings of the SAB (as designated and scheduled by the Company).

The maximum yearly compensation that will be paid to Advisor is $75,000.00.

4.2. Reimbursement of Expenses. The Company shall reimburse the Advisor for all reasonable and necessary expenses incurred or paid by the Advisor in connection with, or related to, the performance of her services under this Agreement. The Advisor shall submit to the Company itemized monthly statements, in a form satisfactory to the Company, of such expenses incurred in the previous month. The Company shall pay to the Advisor amounts shown on each such statement within thirty (30) days after receipt thereof. Notwithstanding the foregoing, the Advisor shall not incur any expenses in excess of $2,500 in any calendar quarter without the prior written approval of the Company.

4.3. Benefits. The Advisor shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company. The Advisor acknowledges that the Company will not withhold taxes on any amounts paid to her hereunder and that Advisor is responsible for all tax withholding, social security, unemployment insurance and other similar payments.

5. Termination. The Company may, without prejudice to any right or remedy it may have due to any failure of the Advisor to perform her obligations under this Agreement, terminate the Consultation Period upon thirty (30) days’ prior written notice to the Advisor. The Advisor may, without prejudice to any right or remedy she may have due to any failure of the Company to perform its obligations under this Agreement, terminate this Agreement and the Consultation Period upon thirty (30) days’ prior written notice to the Company. In the event of an early termination of this Agreement, the Advisor shall be entitled to payment for services performed and expenses paid or incurred prior to the effective date of termination, subject to the limitation on reimbursement of expenses set forth in Section 4.2. Such payments shall constitute full settlement of any and all claims of the Advisor of every description against the Company. Notwithstanding the foregoing, the Company may terminate the Consultation Period, effective immediately upon receipt of written notice, if the Advisor breaches or threatens to breach any provision of Sections 6, 7 or 9. The following provisions shall survive termination of this Agreement: Sections 7, 9 and 14.

6. Cooperation. In the performance of her obligations under this Agreement, the Advisor shall use her reasonable best efforts, shall reasonably cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business, and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Advisor to perform her obligations hereunder.

7. Inventions and Proprietary Information.

7.1. Inventions. All inventions, discoveries, computer programs, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) (“Inventions”) related to the business of the Company which are made, conceived, reduced to practice, created, written, designed or developed by the Advisor, solely or jointly with others and whether during normal business hours or otherwise, during the Consultation Period while actively serving as an advisor to the Company, as a member of the Company’s SAB, or thereafter if resulting directly or indirectly derived from Proprietary Information of the Company (as defined below), shall be the sole property of the Company. By way of clarification, any inventions, discoveries, computer programs, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) made, conceived, reduced to practice, created, written, designed or developed by the Advisor, solely or jointly with others, in the course of the Advisor’s activities with any third party, including without limitation any hospital, research institution, medical institution or otherwise, and not in the course of her performance of consulting services hereunder and which are not directly or indirectly derived from Proprietary Information, shall not constitute “Inventions” hereunder. The Advisor hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefore, in the United States and elsewhere and appoints any officer of the Company as the Advisor’s duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon request of the Company and at the Company’s expense, the Advisor shall execute further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention.

7.2. Proprietary Information.

7.2.1. The Advisor acknowledges that her relationship with the Company is one of high trust and confidence and that in the course of her service to the Company she will have access to and contact with Proprietary Information (as defined in subparagraph 7.2.2. below). The Advisor agrees that she will not, during the Consultation Period or at any time thereafter, disclose to others, or use for her benefit or the benefit of others, any Proprietary Information.

7.2.2. For purposes of this Agreement, Proprietary Information shall mean all non-public information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company, including, without limitation, any Invention, formula, reagents, chemical compounds, substances, cells or cell lines, organisms and progeny, mutants (including derivatives of the foregoing), vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by the Advisor in the course of her service as an advisor to the Company.

7.2.3. Proprietary Information excludes, and the Advisor’s obligations under this Section 7.2 shall not apply to, any information that (i) is or becomes known to the general public under circumstances involving no breach by the Advisor or others of the terms of this Section 7.2, (ii) is already known by the Advisor prior to the disclosure by Company, (iii) is learned by the Advisor from a third party authorized to disclose such information, (iv) is independently developed by the Advisor without use of the Company’s Proprietary Information, (v) is required by law (including statute, rule, regulation, order or other legal compulsion) to be disclosed, (vi) is generally disclosed to third parties by the Company without restriction on such third parties, or (vii) is approved for release by written authorization of the Chief Executive Officer for the Company.

7.2.4. Upon termination of this Agreement or at any other time upon request by the Company, the Advisor shall promptly deliver to the Company all Proprietary Information and all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) that relates to the Proprietary Information.

7.2.5. The Advisor represents that her retention as an advisor with the Company and her performance under this Agreement does not, and shall not, breach any agreement that obligates her to keep in confidence any trade secrets or confidential or proprietary information of her or of any other party or to refrain from competing, directly or indirectly, with the business of any other party. The Advisor shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

7.2.6. The Advisor acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Advisor agrees to be bound by all such obligations and restrictions that are known to her and to take all action necessary to discharge the obligations of the Company under such agreements.

7.3. Remedies. The Advisor acknowledges that any breach of the provisions of this Section 7 shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Advisor agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Advisor and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

8. Advisor’s Obligations to Advisor’s Employer. Notwithstanding any of the other terms of this Agreement, and in exception thereto, the parties to this Agreement acknowledge and agree that Advisor is an employee of The University of Texas MD Anderson Cancer Center and therefore Advisor executes this Agreement subject to the Rules and Regulations of The Board of Regents of The University of Texas System and all terms and conditions therein that apply to Advisor. Advisor has no right, power or authority to assign or enter into any other agreement with respect to intellectual property, confidential or other proprietary information owned by the Board of Regents that is inconsistent with these Rules and Regulations. A complete copy of the Rules and Regulations of The Board of Regents of The University of Texas System may be found at http://www.utsystem.edu/bor/rules/. Additionally, the parties understand and agree that it is Advisor’s responsibility to ensure that the Services provided by Advisor hereunder do not infringe on Advisor’s obligations to Advisor’s Employer with respect to the Rules and Regulations of the Board of Regents of The University of Texas System.

9. No Conflict of Interest; Non-Competition Agreement.

9.1. The Advisor represents and warrants to the Company that the Advisor currently has no agreement with, nor any other obligation to, any third party that would conflict with the terms of this Agreement, nor shall the Advisor enter into any such agreement nor incur such an obligation, without the prior written consent of the Company. The Advisor further represents that the performance of the Services will not breach any agreement or obligation with any third party, including without limitation any obligation to refrain from engaging in activities that may compete with such party. The Advisor understands the confidential nature of the information and materials she will acquire or develop in performing her services under this Agreement. The Advisor acknowledges that if such information or materials were revealed to competitors of the Company, then such disclosure could cause damage to the Company. Therefore, for the duration of the Consultation Period and for two (2) years thereafter, the Advisor shall not engage in any activities that would compete with the Company-including, without limitation, founding or otherwise holding an equity interest in any other business entity working in the field (other than as a shareholder of less than 2% of the stock of a publicly traded corporation, provided that Advisor exercise no operational or strategic control over such corporation), becoming employed by, serving as a consultant for, serving as a member of a scientific advisory board (or a comparable organization) for, or acting in any manner on behalf of any other for-profit enterprise that conducts activities similar to or competes with those of the Company, without first obtaining the written consent of the Company. Notwithstanding the foregoing, nothing contained in this Section 9 or elsewhere in this Agreement shall interfere with, limit or otherwise adversely affect the Advisor’s freedom or ability to perform her duties and responsibilities for the Advisor’s Employer. The Company agrees not to unreasonably withhold or delay its consent to activities by the Advisor in areas with respect to which the Company either has no business or in which it does not intend to develop business.

9.2. During the term of this Agreement and for a period of one (1) year commencing on the expiration or termination (if earlier) of this Agreement, Advisor will not solicit, entice, persuade or induce any individual who is then, or has been within the preceding six-month period, an employee or consultant of the Company or any of its subsidiaries or affiliates to terminate his or her employment or consulting relationship with the Company or any of its subsidiaries or affiliates or to become employed by or enter into contractual relations with any other individual or entity, and the Advisor shall not approach any such employee or consultant for any such purpose or authorize or knowingly approve the taking of any such actions by any other individual or entity. The term “affiliate” shall mean any person or entity that directly, or indirectly, through one or more intermediaries, is controlled or is controlled by, or is under common control of the Company.

9.3 Since a breach of the provisions of this Section 9 could not adequately be compensated by money damages, the Company shall be entitled, in addition to any other right and remedy available to it, to an injunction restraining such breach or a threatened breach, and in either case no bond or other security shall be required in connection therewith. Advisor agrees that the provisions of this Section 9 are necessary and reasonable to protect the Company in the conduct of its business. If any restriction contained in this Section 9 shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

9.4 The provisions of this Section 9 shall survive any termination or expiration of this Agreement.

10. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 10

11. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

12. Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes and replaces all prior agreements, arrangements and communications, whether oral or written, with respect to the subject matter hereof and any and all such prior agreements, arrangements and communications shall be deemed terminated.

13. Amendment. This Agreement may be amended or modified only by a written instrument executed by the Company and the Advisor.

14. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

15. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Advisor are personal and shall not be assigned by her.

16. Compliance with Policies. The Company recognizes that as an employee of a non-profit entity, the Advisor is responsible for ensuring that any consulting agreement the Advisor enters into with a for-profit entity is not in conflict with the intellectual property, consulting, conflict-of-interest, and other policies of the Advisor’s Employer. The Advisor represents that she has made all of the required disclosures to the Advisor’s Employer and has obtained all necessary approvals of this Agreement from the appropriate authorities at the Advisor’s Employer.

17. Independent Contractor Status. The Advisor shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. The Advisor is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

18. Miscellaneous.

18.1. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

18.2. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

18.3. In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

ADVISOR	AVEO PHARMACEUTICALS, INC.

/s/ Lynda Chin	By:	/s/ Murray O. Robinson
Lynda Chin, MD		Murray O. Robinson, PhD
Senior Vice President, Translational Research Chair of the Scientific Advisory Board